Exhibit 99.1

Omega Protein Announces Third Quarter 2014 Financial Results

HOUSTON, TX – November 17, 2014 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today reported financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

●	Revenues: $70.8 million for the quarter, compared to $87.6 million in the same period a year ago
●	Gross profit margin: 20.0% for the quarter, compared to 33.6% in the same period a year ago
●	Net income: $0.7 million, or $1.7 million excluding plant closure charges and loss on disposal of assets for the quarter, compared to $14.0 million, in the same period a year ago
●	Earnings per diluted share: $0.03, or $0.08 excluding plant closure charges and loss on disposal of assets for the quarter, compared to $0.66 in the same period a year ago
●	Adjusted EBITDA: $9.3 million for the quarter, compared to $27.1 million in the same period a year ago

“We remain focused on executing our strategic initiatives to drive long-term growth. These initiatives include leveraging our recently strengthened human nutrition product portfolio with the acquisition of Bioriginal Food & Science Corp., as we further diversify and balance our business to take advantage of global health and wellness trends,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “Our third quarter results reflect previously discussed declines in fish catch and fish oil yields compared to last year’s exceptional season, which offset continued favorable pricing dynamics in our animal nutrition segment.”

Third Quarter 2014 Results

The Company's revenues decreased 19% from $87.6 million in the same period last year to $70.8 million. This decrease was due to a $24.7 million decline in animal nutrition revenues, partially offset by a $7.9 million increase in human nutrition revenues. The decrease in animal nutrition revenues was primarily due to lower sales volumes of 28% and 41% for the Company’s fish meal and fish oil, respectively, and lower sales prices for the Company’s fish meal of 4%, partially offset by higher sales prices of 14% for the Company’s fish oil. The decrease in fish meal and fish oil sales volumes is primarily due to lower production as a result of decreased fish oil yields, slower than anticipated early season fish catch, and the previously announced Cameron plant closure. The increase in fish oil sales prices was primarily due to higher realized crude oil prices. The increase in human nutrition revenues was primarily attributable to the acquisition of Bioriginal Food & Science Corp. (“Bioriginal”), which was acquired on September 5, 2014. The composition of revenues by nutritional product line for the third quarter of 2014 was 49% fish meal, 27% fish oil, 22% dietary supplements and food, and 2% fish solubles and other.

Third quarter of 2014 revenues decreased 2% from $71.9 million in the second quarter of 2014 to $70.8 million. This decrease was due to lower animal nutrition revenues of $10.1 million, partially offset by higher human nutrition revenues of $9.0 million. The decrease in animal nutrition revenues was primarily due lower sales volumes of 37% and 8% for the Company’s fish oil and fish meal, respectively, partially offset by higher sales prices of 14% and 1% for the Company’s fish oil and fish meal, respectively. The increase in human nutrition revenues was primarily due to the acquisition of Bioriginal.

The Company reported gross profit of $14.2 million, or 20.0% as a percentage of revenues, for the third quarter of 2014, versus $29.4 million, or 33.6% as a percentage of revenues, in the third quarter of 2013. The decrease in gross profit as a percentage of revenues was due to reductions in both the animal and human nutrition segments. Animal segment gross profit as a percentage of revenues declined from 34.5% to 25.8%, due primarily to a higher cost per unit for current season production. Human nutrition gross profit as a percentage of revenues decreased from 24.6% to a gross loss of 0.1% due primarily to start-up costs associated with the Company’s protein plant expansion, increased protein raw material costs and $0.8 million of additional expense associated with the acquisition-related write-up of Bioriginal’s inventory to fair value.

Compared to the second quarter of 2014, third quarter gross profit decreased from $20.4 million, or 28.4% as a percentage of revenues, to $14.2 million, or 20.0% as a percentage of revenues. Animal nutrition gross profit as a percentage of revenues decreased from 30.3% to 25.8%, primarily reflecting a higher cost per unit for current season production. Human nutrition segment gross profit as a percentage of revenues decreased from 9.9% to a gross loss of 0.1% due largely to the start-up costs associated with the Company’s protein plant expansion and Bioriginal’s acquisition-related inventory write-up to fair value.

Selling, general and administrative expenses for the third quarter increased $3.3 million to $10.2 million compared to the third quarter of 2013, primarily due to $2.7 million of pretax professional expenses ($2.5 million after tax) related to the acquisition of Bioriginal. Selling, general and administrative expenses increased $3.7 million from $6.5 million in the second quarter of 2014.

In the fourth quarter of 2013, the Company closed its menhaden fish processing plant located in Cameron, Louisiana and re-deployed certain vessels from that facility to the Company’s other Gulf Coast facilities. In conjunction with the closure, the Company incurred charges of $1.5 million in the third quarter of 2014.

The third quarter of 2014 effective tax rate was 60.6% compared to 34.6% in the third quarter of 2013 and 36.9% in the second quarter of 2014. The increase in the effective tax rate was primarily a result of non-deductible expenses related to the acquisition of Bioriginal. The effective tax rate in the third quarter would have been approximately 23.3% were it not for these expenses.

Net income for the third quarter of 2014 was $0.7 million ($0.03 per diluted share) compared to $14.0 million ($0.66 per diluted share) in the same period last year and $6.6 million ($0.31 per diluted share) for the second quarter of 2014. Excluding plant closure charges and gain or loss on disposal of assets, net income for the third quarter of 2014 would have been $1.7 million ($0.08 per diluted share), compared to $13.9 million ($0.65 per diluted share) in the same period last year and $8.3 million ($0.38 per diluted share) for the second quarter of 2014. Net income for the third quarter of 2014 includes a net loss of $(0.3) million from Bioriginal.

Adjusted EBITDA totaled $9.3 million for the third quarter of 2014, compared to $27.1 million for the same period last year and $18.3 million for the second quarter of 2014.

Nine Month 2014 Results

Revenues in the first nine months of 2014 increased 16% to $206.2 million compared to revenues of $178.3 million for the nine months ended September 30, 2013. The increase in revenues was due to a $19.0 million increase in animal nutrition revenues and an $8.8 million increase in human nutrition revenues. The increase in animal nutrition revenues was primarily due to higher sales volumes of 49% for the Company’s fish oil and higher sales prices of 2% for the Company’s fish meal. This was partially offset by lower sales volumes of 5% for the Company’s fish meal and lower sales prices of 2% for the Company’s fish oil. The increase in human nutrition revenues was due primarily to the acquisition of Bioriginal.

The Company recorded gross profit of $55.1 million, or 26.7% as a percentage of revenues, for the first nine months of 2014, versus gross profit of $54.8 million, or 30.7% as a percentage of revenues, for the first nine months of 2013. The decrease in gross profit as a percentage of revenues was primarily due to the impact of decreased fish oil yields and slower than anticipated early season fish catch on cost per unit of sales as well as lower human nutrition gross profit as a percentage of revenues.

The effective tax rate was 37.0% for the nine months ended September 30, 2014 compared to 34.4% for the nine months ended September 30, 2013. The effective tax rate for the nine months ended September 30, 2014 would have been approximately 34.4% were it not for the non-deductible expenses related to the acquisition of Bioriginal.

Net income for the nine months ended September 30, 2014 was $15.3 million ($0.70 per diluted share) compared to $20.8 million ($0.99 per diluted share) for the same period last year. Excluding the impact of the plant closure and loss on disposal of assets, net income for the nine months ended September 30, 2014 would have been $19.0 million ($0.88 per diluted share) compared to $21.0 million ($1.00 per diluted share).

Adjusted EBITDA totaled $46.7 million for nine months ended September 30, 2014, a decrease from $48.9 million for the same period last year.

Balance Sheet

Due in large part to the Bioriginal acquisition, the Company's September 30, 2014 cash balance decreased $32.3 million from December 31, 2013 to $1.7 million, and total debt increased $30.7 million from December 31, 2013 to $54.9 million on September 30, 2014. Stockholders' equity increased $19.5 million to $266.7 million as of September 30, 2014 compared to $247.2 million as of December 31, 2013.

Conference Call Information

Omega Protein will host a conference call on its third quarter 2014 financial results at 8:30 a.m., Eastern Time, on Tuesday, November 18, 2014. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through December 2, 2014. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 13593645.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 fishing vessels to harvest menhaden, a fish abundantly found off of the coasts of the Atlantic Ocean and Gulf of Mexico. For more information, please visit www.omegaprotein.com.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its recent acquisition of Bioriginal; (7) the Company’s expectations regarding Nutegrity or Bioriginal, their future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) the cost of compliance with existing and future government regulations; (9) the impact of the Company’s settlement with U.S. Attorney’s Office on the Company’s operations and financial results, including the impact of any failure to comply with the terms of the Company’s probation or the limitations imposed on the Company’s ability to secure government contracts or loans under the NFMS Title XI program; (10) the impact of the closure of the Company’s Cameron, Louisiana processing plant on the Company’s operations and financial results; and (11) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,714	$34,059
Receivables, net	46,099	21,140
Inventories	107,919	94,339
Deferred tax asset, net	1,772	1,062
Prepaid expenses and other current assets	5,911	3,915
Total current assets	163,415	154,515
Other assets, net	2,666	5,234
Property, plant and equipment, net	165,529	144,113
Goodwill	50,658	19,600
Other intangible assets, net	21,388	7,932
Total assets	$403,656	$331,394
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$14,157	$3,112
Accounts payable	14,893	5,380
Accrued liabilities	38,448	29,145
Total current liabilities	67,498	37,637
Long-term debt, net of current maturities	40,770	21,130
Deferred tax liability, net	23,773	19,351
Pension liabilities, net	2,516	4,117
Other long-term liabilities	2,414	1,929
Total liabilities	136,971	84,164
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 21,587,751 and 20,804,189 shares issued and 21,578,733 and 20,804,189 shares outstanding at September 30, 2014 and December 31, 2013, respectively	208	203
Capital in excess of par value	141,153	136,428
Retained earnings	132,070	116,807
Treasury stock, at cost – 9,018 shares	(119)	—
Accumulated other comprehensive loss	(6,627)	(6,208)
Total stockholders’ equity	266,685	247,230
Total liabilities and stockholders’ equity	$403,656	$331,394

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$70,764	$87,620	$206,177	$178,320
Cost of sales	56,586	58,200	151,082	123,520
Gross profit	14,178	29,420	55,095	54,800

Selling, general, and administrative expense	10,216	6,930	22,835	19,403
Research and development expense	608	650	1,636	1,770
Impairment of intangible assets	—	80	—	80
Loss related to plant closure	1,543	—	5,482	—
Loss (gain) on disposal of assets	12	(161)	245	213
Operating income	1,799	21,921	24,897	33,334
Interest income	4	5	17	15
Interest expense	(365)	(483)	(747)	(1,356)
Gain on foreign currency	272	—	272	—
Other expense, net	(39)	(104)	(213)	(285)
Income before income taxes	1,671	21,339	24,226	31,708

Provision for income taxes	1,012	7,377	8,963	10,911
Net income	659	13,962	15,263	20,797

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax benefit of $243, $0, $243 and $0, respectively	(449)	—	(449)	—
Energy swap adjustment, net of tax (expense) benefit of $204, ($54), $224 and $2, respectively	(379)	101	(416)	(5)
Pension benefits adjustment, net of tax expense of $80, $135, $240 and $405, respectively	149	251	446	753
Comprehensive income (loss)	$(20)	$14,314	$14,844	$21,545
Basic earnings per share	$0.03	$0.68	$0.73	$1.03
Weighted average common shares outstanding	20,637	20,150	20,474	19,801
Diluted earnings per share	$0.03	$0.66	$0.70	$0.99
Weighted average common shares and potential common share equivalents outstanding	21,258	20,762	21,122	20,520

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$15,263	$20,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,072	15,627
Loss on plant closure	2,055	—
Loss (gain) on disposal of assets	245	213
Impairment of intangible assets	—	80
Provisions for losses on receivables	36	36
Share based compensation	1,688	1,461
Deferred income taxes	(936)	5,074
Unrealized (gain) on foreign currency fluctuations, net	(272)	—
Changes in assets and liabilities:
Receivables	(9,861)	(604)
Inventories	6,331	(22,700)
Prepaid expenses and other current assets	(602)	(1,782)
Other assets	1,454	5,409
Accounts payable	(1,880)	938
Accrued liabilities	9,030	2,538
Pension liability, net	(1,063)	(622)
Other long term liabilities	(21)	182
Net cash provided by operating activities	37,539	26,647
Cash flows from investing activities:
Proceeds from disposition of assets	257	313
Acquisition of Wisconsin Specialty Protein, net of cash acquired	—	(26,676)
Acquisition of Bioriginal, net of cash acquired	(46,388)	—
Land and building purchased in capital lease extinguishment	—	(5,005)
Capital expenditures	(36,254)	(18,009)
Net cash used in investing activities	(82,385)	(49,377)
Cash flows from financing activities:
Principal payments of long-term debt	(14,776)	(2,316)
Proceeds from long-term debt	24,000	—
Principal payments of capital lease obligation	—	(309)
Purchase treasury stock at cost	(119)	—
Proceeds from stock options exercised	2,245	3,048
Excess tax benefit of stock options exercised	1,151	1,147
Net cash provided by (used in) financing activities	12,501	1,570
Net increase (decrease) in cash and cash equivalents	(32,345)	(21,160)
Cash and cash equivalents at beginning of year	34,059	55,998
Cash and cash equivalents at end of period	$1,714	$34,838

The tables below present information about reported segments for three months ended September 30, 2014 and 2013 (in thousands). It should be noted that all cash and cash equivalent balances have been included in the identifiable assets of the unallocated segment.

September 30, 2014	Animal Nutrition	Human Nutrition(1)	Unallocated	Total
Revenues (2)	$55,123	$15,641	$—	$70,764
Cost of sales	40,920	15,666	—	56,586
Gross profit	14,203	(25)	—	14,178
Selling, general and administrative expenses (including research and development)	540	2,985	7,299	10,824
Loss related to plant closure	1,543	—	—	1,543
Other (gains) and losses	12	—	—	12
Operating income (loss)	$12,108	$(3,010)	$(7,299)	$1,799
Depreciation and amortization	$4,332	$1,136	$269	$5,737
Identifiable assets	$233,239	$167,838	$2,579	$403,656
Capital expenditures	$4,179	$7,884	$923	$12,986

(1)	Includes revenues and related expenses for Bioriginal from September 5, 2014 through September 30, 2014.

(2)	Excludes revenues from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

September 30, 2013	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenues (3)	$79,828	$7,792	$—	$87,620
Cost of sales	52,321	5,879	—	58,200
Gross profit	27,507	1,913	—	29,420
Selling, general and administrative expenses (including research and development)	733	1,924	4,923	7,580
Other (gains) and losses	(160)	79	—	(81)
Operating income (loss)	$26,934	$(90)	$(4,923)	$21,921
Depreciation and amortization	$4,531	$651	$192	$5,374
Identifiable assets	$271,363	$54,095	$1,323	$326,781
Capital expenditures	$3,960	$1,062	$90	$5,112

(3)	Excludes revenues from internal customers of $0.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the nine months ended September 30, 2014 and 2013 (in thousands).

September 30, 2014	Animal Nutrition	Human Nutrition(4)	Unallocated	Total
Revenues (5)	$175,657	$30,520	$—	$206,177
Cost of sales	122,588	28,494	—	151,082
Gross profit	53,069	2,026	—	55,095
Selling, general and administrative expenses (including research and development)	1,729	6,973	15,769	24,471
Loss related to plant closure	5,482	—	—	5,482
Other (gains) and losses	54	191	—	245
Operating income (loss)	$45,804	$(5,138)	$(15,769)	$24,897
Depreciation and amortization	$13,074	$2,536	$462	$16,072
Identifiable assets	$233,239	$167,838	$2,579	$403,656
Capital expenditures	$14,537	$20,785	$932	$36,254

(4)	Includes revenues and related expenses for Bioriginal from September 5, 2014 through September 30, 2014.

(5)	Excludes revenues from internal customers of $1.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

September 30, 2013	Animal Nutrition	Human Nutrition(6)	Unallocated	Total
Revenues (7)	$156,618	$21,702	$—	$178,320
Cost of sales	106,201	17,319	—	123,520
Gross profit	50,417	4,383	—	54,800
Selling, general and administrative expenses (including research and development)	2,023	5,081	14,069	21,173
Other (gains) and losses	214	79	—	293
Operating income (loss)	$48,180	$(777)	$(14,069)	$33,334
Depreciation and amortization	$13,352	$1,721	$554	$15,627
Identifiable assets	$271,363	$54,095	$1,323	$326,781
Capital expenditures	$16,006	$1,675	$328	$18,009

(6)	Includes revenues and related expenses for WSP from February 27, 2013 through September 30, 2013.

(7)	Excludes revenues from internal customers of $1.3 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013 and the nine months ended September 30, 2014 and September 30, 2013:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Net Income	$659	$6,633	$13,962
Reconciling items:
Interest expense	334	105	452
Income tax provision	1,012	3,871	7,377
Depreciation and amortization	5,737	5,118	5,374
Loss related to plant closure	1,543	2,616	—
Impairment of intangible assets	—	—	80
Loss (gain) on disposal of assets	12	(14)	(161)
Adjusted EBITDA	$9,297	$18,329	$27,084

	Nine Months Ended
	September 30, 2014	September 30, 2013
Net Income	$15,263	$20,797
Reconciling items:
Interest expense	655	1,264
Income tax provision	8,963	10,911
Depreciation and amortization	16,072	15,627
Loss related to plant closure	5,482	—
Impairment of intangible assets	—	80
Loss (gain) on disposal of assets	245	213
Adjusted EBITDA	$46,680	$48,892

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, loss related to plant closure, impairment of intangible assets and loss (gain) on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2014, June 30, 2014 and September 30, 2013 and the nine months ended September 30, 2014 and September 30, 2013:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Net Income	$659	$6,633	$13,962
Reconciling items:
Income tax provision prior to adjustments	1,012	3,871	7,377
Loss related to plant closure	1,543	2,616	—
Impairment of intangible assets	—	—	80
Loss (gain) on disposal of assets	12	(14)	(161)
Adjusted income before income taxes	3,226	13,106	21,258
Provision for income taxes after adjustments	1,511	4,830	7,349
Adjusted net income	$1,715	$8,276	$13,909
Adjusted diluted earnings per share	$0.08	$0.38	$0.65

	Nine Months Ended
	September 30, 2014	September 30, 2013
Net Income	$15,263	$20,797
Reconciling items:
Income tax provision prior to adjustments	8,963	10,911
Loss related to plant closure	5,482	—
Impairment of intangible assets	—	80
Loss (gain) on disposal of assets	245	213
Adjusted income before income taxes	29,953	32,001
Provision for income taxes after adjustments	10,933	11,012
Adjusted net income	$19,020	$20,989
Adjusted diluted earnings per share	$0.88	$1.00

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without loss related to plant closure, impairment of intangible assets, loss (gain) on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share has been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.